Exhibit 14.1

Farmers & Merchants Bancshares, Inc.

Code of Ethics

Purpose

Farmers & Merchants Bancshares, Inc. (“the Company”) is committed to conducting business with integrity, professionalism, and in compliance with all applicable laws and regulations. This Code of Ethics establishes the standards of conduct expected of all directors, officers, and employees. All individuals are responsible for upholding these standards and protecting the Company’s reputation, customers, and financial system integrity.

Core Ethical Expectations

●	Act with honesty, integrity, and sound judgment.
●	Avoid conflicts of interest or the appearance of conflicts.
●	Safeguard confidential information.
●	Comply with all Companying laws, regulations, and internal policies.
●	Conduct personal and professional affairs in a manner that protects the Company’s reputation.

1.	Conflicts of Interest

A conflict of interest exists when an individual’s personal, financial, or relational interests are at odds with their professional responsibilities or could reasonably be perceived to influence their judgment or decision-making. Employees & Directors must avoid situations where personal interests could interfere - or appear to interfere - with the interests of the Company.

Do not engage in relationships that impair objectivity, including financial interests, outside employment, or personal relationships that could influence business decisions.

Do not use your position for personal gain. Do not take business opportunities that belong to the Company.

Disclose actual or potential conflicts immediately upon becoming aware of them.

2.	Confidentiality and Use of Information

Employees & Directors must protect all confidential and proprietary information obtained through their employment. Employees & Directors are strictly prohibited from using confidential information acquired during their work, such as client financial data, for personal financial gain.

Do not disclose or misuse customer or Company information. Use confidential information solely for authorized business purposes. Comply with all confidentiality, data security, and information protection policies and agreements.

Any suspected or actual breach of confidential information must be reported immediately. This obligation continues after employment ends.

3.	Personal Financial Responsibility

Employees & Directors are expected to manage personal finances responsibly. Maintain accounts in good standing.

Employees & Directors are expected to demonstrate an ability to manage personal finances properly, particularly through the responsible use of credit.

Avoid misuse of accounts, overdrafts, or improper account activity. Meet credit obligations in a timely manner.

4.	Gifts and Business Courtesies

Employees & Directors and their immediate family members must not accept gifts, favors, or benefits that could influence - or appear to influence - business decisions.

Lavish, excessive, or frequent gifts and entertainment are prohibited. Nominal business courtesies may be accepted only if reasonable, infrequent, and not tied to a business decision. “Nominal” gifts is defined as occasionally accepting a gift with a value of less than $100.00. Entertainment of reasonable value (like attending a local football game) is also acceptable, if it is a normal business practice generally offered to other customers, supplier, or vendors.

When in doubt, Employees & Directors should decline the gift or seek guidance and approval from their supervisor or the President of the Company.

5.	Investment and Outside Interests

Employees & Directors must ensure personal investments do not create conflicts with Company activities. Investing in a customer’s business is often prohibited, especially if the employee has access to non-public information about that customer. Do not invest in customer, supplier, or competitor businesses where a conflict exists or may arise.

Approval is required for investments that may present a conflict of interest.

6.	Personal Trading and Financial Activity

Employees & Directors with access to sensitive or non-public financial information may be required to disclose financial accounts and obtain approval for certain transactions. Use of insider information for personal gain is strictly prohibited.

7.	External Employment and Activities

Outside employment or business activity must not interfere with job performance, create a conflict of interest, or compete with the Company.

For officers of the Company, prior approval is required for secondary employment or business ownership. For all other employees, disclosure of outside employment, to their direct supervisor, is required.

8.	Involvement in Community, Politics, and Other Businesses

The Company encourages employees to be active in their communities and to participate in civic, charitable, and professional activities. However, such involvement must not create a conflict of interest or interfere with an individual’s responsibilities to the Company.

Guidelines:

●	Employees must ensure that outside activities do not conflict with the interests of the Company or impair their objectivity or job performance.
●	Employees must not represent themselves as acting on behalf of the Company unless specifically authorized.
●	Use of Company resources, including time, property, or information, for outside activities is prohibited unless approved.
●	Participation in outside organizations, boards, or business ventures that may present a conflict of interest requires prior approval.

Political Activities:

●	Employees may participate in political activities in a personal capacity; however, such involvement must be conducted in compliance with applicable laws and must not imply Company endorsement.

●	Company funds, resources, or assets may not be used to support political candidates, parties, or campaigns unless expressly authorized and legally permissible.

Employees are expected to exercise good judgment and seek guidance when questions arise regarding outside activities.

9.	Compliance with Laws and Ethical Conduct

Employees & Directors must comply with all applicable laws and regulations, including those related to fraud, bribery, financial reporting, and recordkeeping.

Illegal or unethical conduct may result in termination and legal consequences. Should an officer or Director be charged and/or convicted of criminal activity, following review by the Board of Directors, appropriate administrative sanctions may be placed on the individual.

Reporting and Accountability

All Employees & Directors have a responsibility to report suspected violations of this Code.

Reports may be made to a supervisor, executive management, or a member of the Board of Directors.

Failure to report known violations may result in disciplinary action.

Consequences of Violations

Violations of this Code will result in appropriate disciplinary action, which may include counseling, written warning, suspension, termination of employment, or required resignation for officers and directors.

Serious violations may be referred for civil or criminal prosecution.

Anti-Retaliation

The Company strictly prohibits intimidation, retaliation, or adverse action against any individual who, in good faith:

●	Reports a suspected or actual violation of this Code, Company policy, or applicable laws or regulations; or
●	Participates in, assists with, or cooperates in an investigation or inquiry related to such matters.

Retaliation is a serious violation of this Code and will result in disciplinary action, up to and including termination of employment.

Administration and Acknowledgment

This Code is administered by Executive Management and the Board of Directors.

All employees and directors are required to acknowledge receipt and understanding annually and disclose potential conflicts as required.

Revisions to this Code must be approved by the Board of Directors.

Annual Director Disclosure Statement

Annually each member of the Board of Directors of the Farmers & Merchants Bancshares, Inc., shall update and sign a Disclosure Statement regarding compliance with the Bank’s Code of Ethics.

Situations that should be disclosed include, but are not limited to, the following:

1.	Relationships with vendors used by the Bank

2.	Political activities

3.	Elected or appointed offices held

4.	Other directorships held

5.	Involvement in other organizations that do business with the Bank

6.	Ownership in other organizations

7.	Loan guarantees for non-immediate family members

I have read and approved of the Code of Ethics of the Farmers & Merchants Bancshares, Inc. I feel that I should report the following situations:

Print Name:

Signed:                                                                              Date: